UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Monday, July 27, 2009
Date of report (Date of earliest event reported)
EMS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Georgia	000-06072	58-1035424
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
660 Engineering Drive
Norcross, Georgia 30092
(770) 263-9200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
The Board of Directors has elected John R. Bolton, age 60, as a member of the Board of Directors, effective July 27, 2009. It is currently expected that he will be selected to serve on the Governance Committee and the Science & Technology Committee of the Board. Amb. Bolton received an automatic grant of an option to purchase 15,000 shares of the Company’s common stock at the July 27 closing price of $22.12 per share, with vesting of 3,000 shares per year. This option was granted upon Amb. Bolton’s election and without further Board action, in accordance with the terms of the Company’s 2007 Stock Incentive Plan.
Amb. Bolton is currently a Senior Fellow at the American Enterprise Institute, focusing on foreign policy matters and international organizations. Previously, he served as United States Permanent Representative to the United Nations (2005-2006) and Under Secretary of State for Arms Control and International Security (2001-2005). Prior to this period of government service, he was Senior Vice President of the American Enterprise Institute, with a variety of research, financial and management responsibilities.
Under the earlier Bush administration, Amb. Bolton served in a variety of positions, including as Assistant Secretary of State for International Organization Affairs (1989-1993) and Assistant Attorney General in the Department of Justice (1985-1989). Amb. Bolton is an attorney, holding a number of legal positions earlier in his career, and is currently “of counsel” with the Washington office of Kirkland & Ellis. He is also a member of the board of directors of Diamond Offshore Drilling, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMS TECHNOLOGIES, INC.
Date: July 30, 2009	By:	/s/ Gary B. Shell
Gary B. Shell
Senior Vice President, Chief Financial Officer and Treasurer